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                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM N-8A
    NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
               OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Builders ProLoan Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

            222 South Central Avenue, Suite 300
            St. Louis, Missouri  63105

Telephone Number (including area code):  1-314-727-5454

Name and address of agent for service of process:

            John W. Stewart, President
            222 South Central Avenue
            Suite 300
            St. Louis, Missouri  63105

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:       Yes [X]     No [ ]

                                  SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of St. Louis and State of Missouri on the 27th day of June, 1997.


[SEAL]                        BUILDERS PROLOAN FUND, INC.



                              By  /s/ John W. Stewart
                                ----------------------------------------
                                John W. Stewart
                                President and Chairman


Attest:  /s/ James A. Winkelmann
       ---------------------------------
       James A. Winkelmann
       Treasurer